Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

THIS AGREEMENT by and between AMERICA ONLINE LATIN AMERICA, INC., a Delaware corporation (the “Company”), and CHARLES HERINGTON (the “Executive”) is made as of June 16, 2005 (the “Effective Date”).

WHEREAS, the Executive is employed by the Company pursuant to a Letter of Employment dated as of July 31, 2000 (the “Employment Letter”), and because of his employment, possesses detailed knowledge of the Company and its business operations, as a result of which the Executive’s continued service to the Company is very important to the future success of the Company; and

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it and the Company’s current financial condition may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Compensation Committee and the Special Committee of the Board of Directors of the Company have determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the benefits set forth in this Agreement.

1. Retention Bonus. If, and only if, the Executive remains employed by the Company through July 1, 2005, the Company shall pay the Executive on July 1, 2005, a lump sum payment (the “Retention Bonus”) in the amount of US$230,550; provided, that in the event any of the following events occurs prior to July 1, 2005, the Company will pay the Executive or his estate the Retention Bonus on the date of the occurrence of the applicable event: (a) the Company provides a Notice of Termination (as defined in Section 3.3) with respect to a termination of Executive’s employment without Cause or as a result of the Executive’s Disability; (b) the Executive provides a legitimate Notice of Termination with respect to the termination of his employment for Good Reason; or (c) the Executive dies.

2. Vesting of Options. In the event of a Going Private Event, all then-outstanding options to purchase the Company’s class A common stock issued to the Executive (collectively, the “Options”) pursuant to the Company ´s 2000 Stock Plan (the “Plan”) will become fully exercisable immediately prior to and for purposes of the Going Private Event such that the Executive will be entitled to exercise his options and either participate in the Going Private Event or otherwise dispose of the acquired shares in connection with the Going Private Event. In the event of a Change in Control, in addition to any other rights the Executive may have under the Plan, the Options must either: (a) be assumed by an acquiring entity in accordance with Paragraph 24B(a) of the Plan; (b) become fully exercisable for purposes of and prior to the termination of the Options pursuant to Paragraphs 24B(b) or (c) of the Plan; or (c) otherwise become fully exercisable immediately prior to the Change in Control. To the extent necessary to make the terms of the Options consistent with the provisions of this Agreement, this Agreement constitutes an amendment to the already outstanding Options identified on Exhibit A hereto.

3. Notice of Termination.

Any termination of the Executive’s employment by the Company or by the Executive (other than as a result of death) for purposes of this Agreement shall be communicated by written notice of termination to the other party (a “Notice of Termination”) addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either: (a) delivered by hand; (b) made by telecopy; or (c) sent by overnight courier.

If to the Company:	AOL Latin America 6600 N. Andrews Ave., Suite 400 Ft. Lauderdale, FL 33309 Attn: President Attn: General Counsel Facsimile: (954) 233-1803

If to the Executive:	Charles Herington 10070 W. Suburban Drive Pinecrest, FL 33156

All notices and other communications shall be deemed to have been given either: (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (b) if made by telecopy, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service.

Any termination by the Company for Cause must be by a Notice of Termination given within 60 days of the Company’s knowledge of the event(s) or circumstance(s) which constitute(s) Cause and will be effective immediately unless a later date is otherwise stated in such notice, which date shall be the termination date (the “Termination Date”). Any termination of the Executive’s employment by the Company without Cause must be by a Notice of Termination to the Executive, effective twelve months after the date given, which date of effectiveness shall be the Termination Date. Any termination of the Executive’s employment as a result of the Executive’s Disability must be by Notice of Termination and will be effective immediately unless a later date is otherwise stated in such notice, which date shall be the Termination Date.

A termination of the Executive’s employment by him for Good Reason must be by a Notice of Termination given within 60 days of the Executive’s knowledge of the event(s) or circumstance(s) that constitute(s) Good Reason, or within 60 days of the end of the cure period, if applicable. The Termination Date, which shall be set forth in the Notice of Termination, shall be no later than twelve months after the date of the Notice of Termination.

The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4. Key Definitions. As used herein, the following terms shall have the following respective meanings:

4.1 “Change in Control” means the first to occur of the following:

(a) the date on which AOL and ODC do not own, collectively, shares of capital stock of the Company representing more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company,

(b) the date on which AOL and ODC do not collectively have the right to approve the election of (as a stockholder or through its designee on the Special Committee) at least a majority of the Board of Directors of the Company..

(c) any Person or Persons other than AOL or ODC acquires any general power to prevent the Company’s Board of Directors or shareholders from taking action on a substantial range of corporate actions without the approval of such Person or Persons other than pursuant to covenants and agreements of the Company contained in any loan documents, indentures or similar agreements entered into in connection with any bona fide indebtedness for money borrowed by the Company after the date hereof, or

(d) the date on which the Company sells, leases, exchanges or otherwise transfers (in one transaction or a series of related transactions) all or substantially all of the assets of the Company to any Person, other than a transaction in which

(x) AOL and ODC (i) own, collectively, shares of capital stock or other equity securities of the acquiring Person representing more than 50% of the Voting Power or (ii) individually each has the right to approve the election of at least a majority of the board of directors or managers, as applicable, of the acquiring Person, and

(y) no Person or Persons other than AOL or ODC has any general power described in clause (c) above with respect to such acquiring Person.

For purposes of this definition of Change in Control: (a) “AOL” means, collectively, America Online, Inc., a Delaware corporation, and Time Warner Inc., a Delaware corporation, and each of their successors, and any of their wholly owned subsidiaries; (b) “ODC” means, collectively, Aspen Investments LLC, a Delaware limited liability company, and Atlantis Investments LLC, a Delaware limited liability company, and each of their successors, any of their wholly owned subsidiaries and any entities wholly owned by Gustavo Cisneros, Ricardo Cisneros or their family members; (c) “Restated Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as the same may be amended from time to time; and (d) “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

4.2 “Going Private Event” means the event or transaction which results in the Company ceasing to be required to file the reports, information and documents required to be filed with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

4.3 “Cause” means: (i) the Executive ´s willful and material violation of the Company ´s policies, which violation is not cured by the Executive within thirty days after he is provided with written notice of such violation by the Board of Directors of the Company, (ii) the Executive ´s failure to comply with the lawful direction of the Board of Directors of the Company, (iii) the commission by the Executive of a material act of dishonesty or fraud, or (iv) the Executive ´s conviction or plea of no contest to a felony.

4.4 “Good Reason” means: (a) a reduction in the Executive’s annual base salary; (b) a reduction in the percentage of the Executive’s base salary for which the Executive is eligible for an annual bonus; (c) a material change by the Company in the Executive’s title, responsibilities or reporting relationship which materially adversely affects his position with the Company or causes it to become of less responsibility or scope, provided that such material change is not in connection with a termination of the Executive’s employment hereunder for Cause, and further provided that a change in the Executive ´s title shall not in and of itself constitute “Good Reason” if such change is made in connection with a transaction resulting in a Change in Control; (d) at any time following a Change in Control, a material increase in the responsibilities and duties of the Executive without a commensurate increase in base salary; or (e) the failure of the Company to comply with any provision of this Agreement which failure, if capable of remedy, has not been cured within 20 days after notice of such noncompliance has been given by the Executive to the Company, provided that any notice of termination hereunder shall be given within 60 days after the end of such 20-day period; or (f) a requirement by the Company that the Executive change his principal place of employment to a location which is outside of Miami-Dade, Broward or Palm Beach counties.

4.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

5. Letter(s) of Credit. In order to assure the Executive the prompt payment of amounts due him under Paragraph 1 of this Agreement, the Company agrees to secure and to keep in place until December 31, 2005 one or more irrevocable letter(s) of credit from Fifth Third Bank or another bank reasonably acceptable to the Executive in the amount of US$172,912, which shall allow the Executive (or his legal representative) to draw down the amount estimated at the date of this Agreement to be the net amount (after applicable withholding taxes and other mandatory payments to government entities) due him under Paragraph 1 of this Agreement upon certification by the Executive (or his legal representative) and the Company that payment is due the Executive pursuant to this Agreement; provided, that in the event that the letter of credit is drawn upon, (i) the parties will work together in good faith to ensure that all such taxes and payments are made on a timely manner, and (ii) based on the actual withholdings and payments that are required to be made, the parties will determine if the amount of the draw received by the Executive is greater than or less than the actual net amount should be, and an appropriate “true up” payment will be promptly made. If the Company makes a payment of the amounts due to the Executive under Paragraph 1, the Executive will cooperate promptly upon the request of the Company to assist the Company in causing the letter of credit to be cancelled or terminated (including, if requested by the Company, furnishing to the issuing bank a certification to the effect that the letter of credit is no longer needed and may be cancelled). A failure by the Company to keep such letter(s) of credit in effect, or to renew such letter(s) of credit at least 30 days prior to the expiration date of the letter(s) of credit shall entitle the Executive to the payment of the Retention Bonus on the 30th day prior to the expiration date of the letter of credit. The Company agrees to notify the Executive within three business days of any failure or inability to maintain or renew such letter(s) of credit. The Company agrees that it will not take any action to prevent, hinder or delay the legitimate exercise by the Executive of his rights to exercise the security provisions provided in this Paragraph 5 and, further, agrees to cooperate with the Executive to promptly issue to the bank the certification required above if and when payment is due to the Executive and to take such other actions as may be necessary to enable the Executive to exercise and obtain the benefits of such security provisions, in the absence of fraudulent or unlawful conduct on the part of the Executive with respect to such exercise. In the event of a dispute regarding whether the Executive is due payment under Paragraph 1 of this Agreement as a result of which the Company has refused to issue the certification referred to above, following resolution of the dispute in accordance with Paragraph 8 of this Agreement, the Company will pay all legal fees of the Executive incurred in that proceeding if the Executive prevails, and each party will bear its own costs if the Company prevails.

6. Not an Employment Contract. The Executive and the Company acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that the Employment Letter remains in full force and effect.

7. Taxes. The Executive will not be entitled to any additional payments fin the event the Executive becomes subject to tax under Section 4999 of the Internal Revenue Code or any similar tax (“Excise Tax”) as a result of any payment (within the meaning of Section 280G of the Internal revenue Code or other applicable provision) made pursuant to this Agreement.

8. Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fort Lauderdale, Florida, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

9. Successors.

9.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

9.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10. Miscellaneous.

10.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.2 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Florida, without regard to conflicts of law principles.

10.3 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

10.4 Confidentiality. The Executive shall not disclose to any third party the existence or terms of this Agreement, except as may be required by law or for purposes of securing professional financial, tax or legal services.

10.5 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled; provided, that the Employment Letter remains in full force and effect, and this Agreement shall not be deemed to amend the Employment Letter in any respect. To the extent necessary to make the terms of the already outstanding Options consistent with the provisions of this Agreement, this Agreement constitutes an amendment to the already outstanding Options identified on Exhibit A hereto. In connection with, and in consideration of, the obligations of AOLA set forth in this Agreement, the Executive acknowledges and agrees to the continued validity of the Confidentiality, Noncompetition and Proprietary Rights Agreement dated March 3, 1999 between the Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

AMERICA ONLINE LATIN AMERICA, INC.

/s/ Osvaldo Baños

By: Osvaldo Baños Executive Vice President and Chief Financial Officer

/s/ Charles Herington

CHARLES HERINGTON

Exhibit A

Outstanding Options

Date	Shares	Exercise Price
August 7, 2000 January 2, 2001 May 16, 2001 April 26, 2002 January 1, 2004	1,300,000 500,000 250,000 150,000 150,000	$8.00 $2.72 $2.72 $1.60 $1.42